AMENDED SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated December 2, 2022 by and among
EXCHANGE TRADED CONCEPTS, LLC
and
KAIJU ETF ADVISORS
    and
ETF SERIES SOLUTIONS

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Minimum Fee	Rate
BTD Capital Fund	None	0.66% on the first $200 million in net assets; 0.63% on net assets greater than $200 million.

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of October 5, 2023.

                            EXCHANGE TRADED CONCEPTS, LLC

                            By: /s/ J. Garrett Stevens
                             Name: J. Garrett Stevens
                             Title: Chief Executive Officer

KAIJU ETF ADVISORS

By: /s/ Ryan Pannell
Name: Ryan Pannell
Title: Chief Executive Officer

ETF SERIES SOLUTIONS

                            By: /s/ Joshua J. Hinderliter
                             Name: Joshua J. Hinderliter
                             Title: Secretary